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                                                                      Exhibit 11
                                                                      ----------

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
              -----------------------------------------------------


     The Company has adopted FASB Statement No. 128, Earnings Per Share (Statement 128) effective January 1, 1997. Statement 128 was issued to simplify the computation of EPS and to make the U.S. standard more compatible with the EPS standards of other countries and that of the International Accounting Standards Committee (IASC). It replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS, respectively.

     Basic EPS, unlike Primary EPS, excludes all dilution while Diluted EPS, like Fully Diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     The number of shares used to calculate the basic earnings (loss) per share was 4,145,172 for the three month period ending March 31, 1997 and 4,037,500 for the three month period ending March 31, 1996. The number of shares used to calculate the diluted earnings (loss) per share was 4,282,910 for the three months ending March 31, 1997 and 4,235,151 for the three months ending March 31, 1997.














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